Rule 424(b)(3)
                                                      Registration No. 333-29297

                              BIG CITY BAGELS, INC.

                THIRD SUPPLEMENT TO PROSPECTUS DATED JULY 9, 1997


         This Third Supplement to the Prospectus, dated July 9, 1997, of Big City Bagels, Inc. ("Company") provides information with respect to a further modification of the exercise provisions of the Company's Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants"). As originally issued, two Class B Warrants, together, entitled the holder thereof to purchase one share of Common Stock for $8.00 per share until May 6, 2000. During a special exercise period, which commenced on July 11, 1997 and expired on October 8, 1997, the Company reduced the exercise price of the Class B Warrants to $2.50 per share and did not require two Class B Warrants to be exercised in tandem to receive one share of Common Stock. In addition, if exercised during that special exercise period, for each Class B Warrant exercised, the holder thereof was to be issued a Class A Redeemable Common Stock Purchase Warrant ("Class A Warrant") of the Company. Following the expiration of that special exercise period, the exercise provisions of the Class B Warrants returned to their original terms.

         The Company has now determined to initiate a new Special Exercise Period, commencing as of the date hereof and expiring at 5:00 p.m., Eastern Standard Time, on November 14, 1997, during which period the Company will reduce the exercise price of the Class B Warrants to $1.00 per share and not require two Class B Warrants to be exercised in tandem to receive one share of Common Stock. If exercised prior to the expiration of the new Special Exercise Period, each Class B Warrant will entitle the holder to purchase one share of Common Stock for $1.00. In addition, for each Class B Warrant exercised prior to the expiration of the new Special Exercise Period, the holder thereof will be issued a Class A Warrant. After the expiration of the Special Exercise Period, the exercise provisions of the Class B Warrants will return to their original terms.





              The date of this Third Supplement is November 6, 1997



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